Exhibit 10.2

REPRO MED SYSTEMS, INC.

2015 STOCK OPTION PLAN

AMENDMENT #1

The purpose of this amendment, effective by board resolution on June 29, 2016, is to modify and replace the existing paragraph in Repro Med Systems, Inc. 2015 Stock Option Plan (the “Plan”) with the following:

1.1.            Shares Available for Awards

1.1.1.      The total number of shares of common stock of the Company, par value $.01 per share (“Common Stock”), with respect to which awards may be granted pursuant to the Plan shall not exceed 4,000,000 shares.  Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan.  The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.